Exhibit (b)(2)
                             BURNHAM INVESTORS TRUST

                              AMENDMENT TO BY-LAWS

         Article VI Section 7 of the By-Laws is hereby deleted and the following is substituted in its place:

SECTION 7. POWERS AND DUTIES OF THE CHIEF FINANCIAL OFFICER AND TREASURER. The Chief Financial Officer of the Trust shall be the principal financial and accounting officer of the Trust. The Treasurer of the Trust shall report to the Chief Financial Officer of the Trust and shall deliver all funds of the Trust or any Series or Class thereof which may come into his hands to such Custodian as the Trustees may employ. The Treasurer shall render a statement of condition of the finances of the Trust or any Series or Class thereof to the Trustees as often as they shall require the same and he shall in general perform all the duties incident to the office of a Treasurer and such other duties as from time to time may be assigned to him by the Trustees. The Treasurer shall give a bond for the faithful discharge of his duties, if required so to do by the Trustees, in such sum and with such surety or sureties as the Trustees shall require.